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THIS EXHIBIT 12 OF THE 10-Q IS BEING SUBMITTED DUE TO A TYPOGRAPHICAL ERROR THAT OCCURRED IN THE ORIGINAL 10-Q
 ELECTRONIC FILING OF 5/6/98
                                                                                               EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
 AND PREFERRED DIVIDENDS
                                             1998                                         Year Ended December 31,

                                      3 Months  12 Months          1997(1)        1996(1)      1995       1994
                                      Ended     Ended
                                      March 31  March 31
   Earnings:
A.  Net Income                        $ 19,167  $ 52,768           $ 55,086     $ 56,082    $ 52,722   $ 50,929
B.  Federal Income Tax                  10,559    24,822             26,237       31,068      28,687     26,806
C.  Earnings before Income Taxes      $ 29,726  $ 77,590           $ 81,323     $ 87,150    $ 81,409   $ 77,735

D.  Fixed Charges
     Interest on Mortgage Bonds          3,559    14,237             14,237       15,112      16,862     19,624
     Interest on Other Long-Term Debt    2,082     8,859              8,860        8,505       9,063      7,917
     Other Interest                        889     2,868              2,647        2,626       1,917      1,784
     Interest Portion of Rents             251     1,006              1,020        1,094       1,522      1,561
     Amortization of Premium & Expense
      on Debt                              226       906                906          940       1,069      1,793
                                         7,007    27,876             27,670       28,277      30,433     32,679

E.  Total Earnings                    $ 36,733  $105,466           $108,993     $115,427    $111,842   $110,414

   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247      $    807  $  3,230           $  3,230     $  3,230    $  4,903   $  5,127
G.  Less Allowable Dividend Deduction       32       127                127          127         528        528
H.  Net Subject to Gross-up                775     3,103              3,103        3,103       4,375      4,599
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)           1.551     1.470              1.476        1.554       1.544      1.526

J.  Pref. Dividend (Pre-tax) (HxI)       1,202              4,561                  4,580       4,822      6,755     7,018
K.  Plus Allowable Dividend Deduction       32                127                    127         127        528       528
L.  Preferred Dividend Factor            1,234     4,688              4,707        4,949       7,283      7,546
M.  Fixed Charges (D)                    7,007    27,876             27,670       28,277      30,433     32,679
N.  Total Fixed Charges
     and Preferred Dividends          $  8,241  $ 32,564           $ 32,377     $ 33,226    $ 37,716   $ 40,225
O.  Ratio of Earnings to Fixed
    Charges (E/D)                         5.24      3.78               3.94         4.08        3.68       3.38
P.  Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)         4.46      3.24               3.37         3.47        2.97       2.74

    (1)Restated to properly reflect the exclusion of AFUDC from fixed charges.

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